[Letterhead of Arthur Andersen LLP]



June 16, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549




Dear Sir/Madam:

We have read the statements made in Item 4, as it relates to our Firm included in the Form 8-K dated June 10, 1999, of Blue Fish Clothing, Inc.
to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP



cc:  Ms. Jennifer Barclay, COO, Bluefish Clothing, Inc.